Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of PowerShares DB US Dollar Index Trust, of our report dated February 22, 2013 for PowerShares DB US Dollar Index Bullish Fund, with respect to the statement of financial condition, including the schedule of investments, of PowerShares DB US Dollar Index Bullish Fund as of December 31, 2012, and the related statements of income and expenses, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the December 31, 2013 Annual Report on Form 10-K of PowerShares DB US Dollar Index Bullish Fund.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of DB PowerShares US Dollar Index Trust of our report dated March 20, 2013, with respect to the statement of financial condition of DB Commodity Services LLC as of December 31, 2012, and the related statements of income and expenses, changes in member’s capital (deficit), and cash flows for the year then ended, which report appears in the Current Report on Form 8-K of PowerShares DB US Dollar Index Trust dated March 13, 2014.

We also consent to the reference to our firm under the heading “Experts” in the above noted Registration Statement.

/s/ KPMG LLP

New York, New York

March 13, 2014